Exhibit 99.6

CONSENT

CM Seven Star Acquisition Corporation intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto the "Registration Statement"), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

/s/ Maryann Tseng
Maryann Tseng

Date: Sept. 12, 2017